Exhibit 10.2
CONFIDENTIAL
CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY
BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE
COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS
AMENDED.
Commercial Manufacturing Services Agreement
August 18, 2010

CONFIDENTIAL

Table of Contents

ARTICLE 1	1

INTERPRETATION	1

1.1 Definitions	1
1.2 Currency	4
1.3 Sections and Headings	4
1.4 Singular Terms	5
1.5 Schedules	5

ARTICLE 2	6

PATHEON’S MANUFACTURING SERVICES	6

2.1 Manufacturing Services	6
2.2 API Yield	7
2.3 API Receipt and Storage	9

ARTICLE 3	9

PGX’S OBLIGATIONS	9
3.1 Payment	9

ARTICLE 4	9

CONVERSION FEES AND COMPONENT COSTS	9

4.1 First Year Pricing	9
4.2 Price Adjustments — Subsequent Years’ Pricing	9
4.3 Price Adjustments — Current Year Pricing	10
4.4 Cost Improvement Program	11
4.5 Adjustments Due to Technical Changes	11
4.6 Multi-Country Packaging Requirements	11

ARTICLE 5	12

ORDERS, SHIPMENT, INVOICING, PAYMENT	12

5.1 Orders and Forecasts	12
5.2 Reliance by Patheon	13
5.3 Minimum Orders	13
5.4 Shipments	13
5.5 On Time Delivery	13
5.6 Invoices and Payment	14

ARTICLE 6	14

PRODUCT CLAIMS AND RECALLS	14

6.1 Product Claims	14
6.2 Product Recalls and Returns	16

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6.3 Patheon’s Responsibility for Defective and Recalled Products	16
6.4 Disposition of Defective or Recalled Products	17
6.5 Healthcare Provider or Patient Questions and Complaints	17
6.6 Sole Remedy	18

ARTICLE 7	18

CO-OPERATION	18
7.1 Quarterly Review	18
7.2 Governmental Agencies	18
7.3 Records and Accounting by Patheon	18
7.4 Inspection	19
7.5 Access	19
7.6 Notification of Regulatory Inspections	19
7.7 Reports	19
7.8 FDA Filings	19

ARTICLE 8	20

TERM AND TERMINATION	20
8.1 Term	20
8.2 Termination for Cause	21
8.3 Product Discontinuation	21
8.4 Obligations on Termination	21

ARTICLE 9	22

REPRESENTATIONS, WARRANTIES AND COVENANTS	22

9.1 Authority	22
9.2 PGx Warranties	22
9.3 Patheon Warranties	23
9.4 Debarred Persons	23
9.5 Permits	23
9.6 No Warranty	24

ARTICLE 10	24

REMEDIES AND INDEMNITIES	24
10.1 Consequential Damages	24
10.2 Limitation of Liability	24
10.3 Patheon	24
10.4 PGx	25
10.5 Reasonable Allocation of Risk	25

ARTICLE 11	25

CONFIDENTIALITY	25
11.1 Confidentiality	25

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ARTICLE 12	25

DISPUTE RESOLUTION	25

12.1 Commercial Disputes	25
12.2 Technical Dispute Resolution	26
ARTICLE 13	26

MISCELLANEOUS	26

13.1 Inventions	26
13.2 Intellectual Property	27
13.3 Insurance	27
13.4 Independent Contractors	27
13.5 No Waiver	28
13.6 Assignment	28
13.7 Force Majeure	28
13.8 Additional Product	28
13.9 Notices	29
13.10 Severability	29
13.11 Entire Agreement	30
13.12 Other Terms	30
13.13 No Third Party Benefit or Right	30
13.14 Execution in Counterparts	30
13.15 Use of PGx Name	30
13.16 Governing Law	30

SCHEDULE A	1

PRODUCT LIST AND SPECIFICATIONS	1

SCHEDULE B	2

MINIMUM RUN QUANTITY, ANNUAL VOLUME, AND PRICE	2

SCHEDULE C	3

ANNUAL STABILITY TESTING	3

SCHEDULE D	1

ACTIVE MATERIALS	1

SCHEDULE E	2

TECHNICAL DISPUTE RESOLUTION	2

SCHEDULE F	1

COMMERCIAL QUALITY AGREEMENT	1

SCHEDULE G	2

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COMMERCIAL MANUFACTURING SERVICES AGREEMENT
          THIS COMMERCIAL MANUFACTURING SERVICES AGREEMENT (this “Agreement”) is made as of August 18, 2010 (the “Effective Date”)
B E T W E E N:
PATHEON PUERTO RICO, INC.,
a corporation existing under the laws of the Commonwealth of Puerto Rico
-and-
PATHEON PHARMACEUTICALS INC., a corporation existing under the laws of the State of Delaware
(collectively “Patheon”),
- and -
PGxHealth, LLC
a limited liability company existing under the laws of the State of Delaware
(“PGx”).
          THIS AGREEMENT WITNESSES THAT in consideration of the rights conferred and the obligations assumed herein, and for other good and valuable consideration (the receipt and sufficiency of which are acknowledged by each party), and intending to be legally bound the parties (Patheon and PGx) agree as follows:
ARTICLE 1
INTERPRETATION
1.1 Definitions.
          The following terms will, unless the context otherwise requires, have the respective meanings set out below and grammatical variations of these terms will have corresponding meanings:
“Active Materials”, “Active Pharmaceutical Ingredients” or “API” means the materials listed on Schedule D;
“API Credit Value” means the value of the API for certain purposes of this Agreement, as set forth on Schedule D;
“Affiliate” means:
(a)	a business entity which owns, directly or indirectly, a controlling interest in a party to this Agreement, by stock ownership or otherwise; or
(b)	a business entity which is controlled by a party to this Agreement, either directly or indirectly, by stock ownership or otherwise; or

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(c)	a business entity, the controlling interest of which is directly or indirectly common to the majority ownership of a party to this Agreement;
For this definition, “control” means the ownership of shares carrying at least a majority of the votes for the election of the directors of a corporation.
“Annual Report” means the annual report to the FDA prepared by PGx regarding the Product as described in Title 21 of the United States Code of Federal Regulations, Section 314.81(b)(2);
“Annual Product Review Report” means the annual product review report prepared by Patheon as described in Title 21 of the United States Code of Federal Regulations, Section 211.180(e);
“Annual Volume” means the minimum volume of Product to be manufactured in any Year of this Agreement as set forth in Schedule B;
“Applicable Laws” means (i) for Patheon, the Laws of the Commonwealth of Puerto Rico, being the jurisdiction where the Manufacturing Site is located; and (ii) for PGx and the Products, the Laws of all jurisdictions where the Products are manufactured, distributed, and marketed as these are agreed and understood by the parties in this Agreement;
“Authority” means any governmental or regulatory authority, department, body or agency or any court, tribunal, bureau, commission or other similar body, whether federal, state, provincial, county or municipal;
“Business Day” means a day other than a Saturday, Sunday or a day that is a statutory holiday (i) if, in the case of Patheon, in the Commonwealth of Puerto Rico, and (ii) if, in the case of PGx, in the Commonwealth of Massachusetts;
“cGMPs” means current good manufacturing practices as described in Parts 210 and 211 of Title 21 of the United States Code of Federal Regulations together with the latest FDA guidance documents pertaining to pharmaceutical manufacturing and quality control practice, all as updated, amended and revised from time to time;
“Components” means, collectively, all packaging components, raw materials, and ingredients (including labels, product inserts and other labelling for the Products), required to manufacture the Products in accordance with the Specifications, other than the API;
“Confidentiality Agreement” means the agreement about the non-disclosure of confidential information between Patheon and PGx dated October 9, 2008;
“Deficiency Notice” has the meaning specified in Section 6.1(a);
“Delivery Date” means the date scheduled for shipment of Product under a Firm Order as set forth in Section 5.1(e);
“FDA” means the United States Food and Drug Administration;
“Firm Orders” has the meaning specified in Section 5.1(b);

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“Intellectual Property” includes, without limitation, rights in patents, patent applications, formulae, trade-marks, trade-mark applications, trade-names, Inventions, copyrights, industrial designs, trade secrets, and know how;
“Invention” means information relating to any innovation, improvement, development, discovery, computer program, device, trade secret, method, know-how, process, technique or the like, whether or not written or otherwise fixed in any form or medium, regardless of the media on which it is contained and whether or not patentable or copyrightable;
“Inventory” means all inventories of Components and work-in-process produced or held by Patheon specifically for the manufacture of the Products but, for greater certainty, does not include the API;
“Late Delivery” has the meaning specified in Section 5.5;
“Laws” means all laws, statutes, ordinances, regulations, rules, by-laws, judgments, decrees or orders of any Authority;
“Manufacturing Services” means any manufacturing, quality control, quality assurance, stability testing, packaging, and related services, set forth in this Agreement, required to manufacture Product or Products from API and Components in accordance with the terms and conditions of this Agreement;
“Manufacturing Site” means the facility owned and operated by Patheon that is located at [*];
“Materials” means all Components, and other materials used to manufacture the Product other than API;
“Maximum API Liability” means the maximum value of API that may be credited by Patheon under this Agreement, as set forth on Schedule D;
“Minimum Run Quantity” means the minimum number and size of batches of a Product to be produced during the same cycle of manufacturing as set forth in Schedule B;
“Patheon Intellectual Property” means Intellectual Property generated or derived by Patheon before performing any Manufacturing Services, Intellectual Property developed by Patheon while performing the Manufacturing Services or otherwise generated or derived by Patheon in its business which Intellectual Property is not specific to, or dependent upon, PGx’s API, Product or confidential information including, without limitation, Inventions and Intellectual Property which may apply to manufacturing processes or the formulation or development of drug products, drug product dosage forms or drug delivery systems unrelated to the specific Product(s);
“PGx Intellectual Property” means Intellectual Property generated or derived by PGx before entering into this Agreement, or by Patheon while performing any Manufacturing Services or otherwise generated or derived by Patheon in its business which Intellectual Property is specific to, or dependent upon, PGx’s API, Product or confidential information; including, without limitation, rights in patents, patent applications, formulae, trade-marks, trade-mark applications, trade-names, Inventions, copyrights, industrial designs, trade secrets, and know how;
“Price” means the price measured in US Dollars to be charged by Patheon for performing the Manufacturing Services, and includes [*];
Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the
Securities Exchange Act of 1934, as amended.

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“Product(s)” means the product(s) listed on Schedule A;
“Quality Agreement” means the agreement set forth in Schedule F between the parties setting out the quality assurance standards for the Manufacturing Services to be performed by Patheon for PGx;
“Regulatory Authority” means the FDA;
“RFID” means Radio Frequency Identification Devices which (at present or in the future) may be affixed to Products or Materials to assist in inventory control, tracking, and identification;
“Specifications” means the file, for each Product, attached at Schedule A that contains documents relating to each Product, including, without limitation:
(a)	specifications for API and Components;
(b)	manufacturing specifications, directions, and processes;
(c)	storage requirements;
(d)	all environmental, health and safety information for each Product including material safety data sheets; and
(e)	the finished Product specifications, packaging specifications and shipping requirements for each Product;
all as updated, amended and revised from time to time by PGx in accordance with the terms of this Agreement;
“Technical Dispute” has the meaning specified in Section 12.2;
“Territory” means the geographic area of the United States of America;
“Third Party Rights” means the Intellectual Property of any third party;
“Year” means in the first year of this Agreement the period from the Effective Date up to and including December 31 of the same calendar year, and thereafter will mean a calendar year.
1.2 Currency. Unless otherwise indicated, all monetary amounts are expressed in this Agreement in the lawful currency of the United States of America.
1.3 Sections and Headings.
The division of this Agreement into Articles, Sections, Subsections, and Schedules and the insertion of headings are for convenience of reference only and will not affect the interpretation of this Agreement. Unless otherwise indicated, any reference in this Agreement to a Section or Schedule refers to the specified Section or Schedule to this Agreement. In this Agreement, the terms “this Agreement”, “hereof”, “herein”, “hereunder” and similar expressions refer to this Agreement and not to any particular part, Section or Schedule of this Agreement.

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1.4 Singular Terms.
          Except as otherwise expressly stated or unless the context otherwise requires, all references to the singular will include the plural and vice versa.
1.5 Schedules.
          The following Schedules are attached to, incorporated in, and form part of this Agreement:

Schedule A	—	Product List and Specifications
Schedule B	—	Minimum Run Quantity, Annual Volume, and Price
Schedule C	—	Annual Stability Testing
Schedule D	—	API, API Credit Value, and Maximum API Liability
Schedule E	—	Technical Dispute Resolution
Schedule F	—	Commercial Quality Agreement
Schedule G	—	(Reserved)
Schedule H	—	Quarterly API Inventory Report
Schedule I	—	Report of Annual API Inventory Reconciliation and Calculation of Actual Annual Yield
           Schedules may be modified by the parties as stated herein.

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ARTICLE 2
PATHEON’S MANUFACTURING SERVICES
2.1 Manufacturing Services.
          Patheon will perform the Manufacturing Services for the Territory for the fees specified in Schedules B and C to manufacture Products for PGx. None of the Manufacturing Services may be subcontracted by Patheon without PGx’s prior written consent, except for testing under Article 13.6(a) of this Agreement. The Product will be manufactured and packaged into bottles at the Manufacturing Site. Schedule B sets forth a list of cost items that are included in the Price for Products; all cost items that are not included in this list are excluded from the Price and are subject to additional fees to be paid by PGx. Patheon may change the Manufacturing Site for the Products at Patheon’s cost but only with the prior written consent of PGx, which consent will be at PGx’s sole discretion. If Manufacturing Services have not started within [*] months of the date of execution of this Agreement, Patheon may amend the fees set out in Schedules B and C. Patheon will be the manufacturer of at least [*]% of total number of tablets for use in Product and of at least [*]% of the bottled Products offered for sale annually by Client in the Territory for the first [*] Years. Thereafter, Patheon will be the manufacturer of at least [*]% of the total number of tablets for use in Product and of at least [*]% of the bottled Products offered for sale annually by Client in the Territory. [*] In performing the Manufacturing Services, Patheon and PGx agree that:
(a)	Conversion of API and Components. Patheon will convert API and Components into Products.
(b)	Quality Control and Quality Assurance. Patheon will perform the quality control and quality assurance testing specified in the Quality Agreement. Batch review and release to PGx will be the responsibility of Patheon’s quality assurance group. Patheon will perform its batch review and release responsibilities in accordance with Patheon’s standard operating procedures. Each time Patheon ships Products to PGx, it will give PGx a certificate of analysis, certificate of compliance including a statement that the batch has been manufactured and tested in accordance with Specifications and cGMPs, and, full Batch Production Records/Lot Packaging Records, including all deviations and laboratory investigation reports (unless PGx requests a summary Batch Record and/or Packaging Record). PGx will have sole responsibility for the release of Products to the market. The form and style of batch documents, including, but not limited to, batch production records, lot packaging records, equipment set up control, operating parameters, and data printouts, raw material data, and laboratory notebooks are the exclusive property of Patheon. Notwithstanding Patheon’s interest in the form and style of batch documents, Product related information contained in those batch documents is PGx property, and PGx may use that Product related information in any way it sees fit.
(c)	Components. Patheon will purchase and test all Components (with the exception of those that are supplied by PGx) at Patheon’s expense and as required by the Specifications. PGx will have the right to specify the suppliers for the Components. Patheon shall not change any Component Specifications or Component suppliers without the prior written consent of PGx.
(d)	Stability Testing. If requested by PGx, Patheon will conduct stability testing on the Products in accordance with the protocols set out in the Specifications for the separate fees and during the time periods to be set out in Schedule C as necessary. Patheon will
Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the
Securities Exchange Act of 1934, as amended.

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not make any changes to these testing protocols without prior written approval from PGx. If a confirmed stability test failure occurs, Patheon will notify PGx within one Business Day, after which Patheon and PGx will jointly determine the proceedings and methods to be undertaken to investigate the cause of the failure, including which party will bear the cost of the investigation. Patheon will not be liable for these costs unless it has failed to perform the Manufacturing Services in accordance with the Specifications, cGMPs, and Applicable Laws. Patheon will give PGx all stability test data and results at PGx’s request.
(e)	Packaging. Patheon will package the Products at the Manufacturing Site as set out in the Specifications. PGx will be responsible for the cost of artwork development. Pursuant to the Quality Agreement, Patheon will determine and imprint the batch numbers and expiration dates for each Product shipped. The batch numbers and expiration dates will be affixed on the Products and on the shipping carton of each Product as outlined in the Specifications and as required by cGMPs. PGx may, in its sole discretion, make changes to labels, product inserts, and other packaging for the Products. Those changes will be submitted by PGx to all applicable governmental agencies and other third parties responsible for the approval of the Products. PGx will be responsible for the cost of labelling obsolescence when changes occur, as contemplated in Section 4.4. Patheon’s name will not appear on the label or anywhere else on the Products unless: (i) required by any Laws; or (ii) Patheon consents in writing to the use of its name.
(f)	API and PGx Supplied Components Importing. Until the [*] month anniversary of the date of commercial launch of Product, at least [*] days before each scheduled production date, PGx will deliver the API to the Manufacturing Site DDP (Incoterms 2000) sufficient for Patheon to manufacture the desired quantities of Product and to ship Product on the Delivery Date; after such [*] month period, all such deliveries shall be made at least [*] days before each scheduled production date. [*] But if Patheon is unable to manufacture Product to meet this new shipment date due to prior third party production commitments, Patheon may delay the shipment until a later date to be agreed to by the parties. All shipments of API will be accompanied by certificate(s) of analysis from the API manufacturer and PGx, confirming the identity and purity of the API and its compliance with the API specifications.
(g)	Product Rejection for Finished Product Specification Failure. If Patheon manufactures Product in accordance with the Specifications, except that a batch or portion of batch of Product does not meet a finished Product specification (as provided in (e) of the definition of “Specifications” above), Client will [*].
2.2 API Yield.
(a)	Reporting. Patheon will give PGx a quarterly inventory report of the API held by Patheon using the inventory report form set out in Schedule H, which will contain the following information for the quarter:
Quantity Received: The total quantity of API that complies with the Specifications and is received at the Manufacturing Site during the applicable period.
Quantity Dispensed: The total quantity of API dispensed at the Manufacturing Site during the applicable period. The Quantity Dispensed is calculated by adding the Quantity Received to the inventory of API that complies with the Specifications held at the
Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the
Securities Exchange Act of 1934, as amended.

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beginning of the applicable period, less the inventory of API that complies with the Specifications held at the end of the period. The Quantity Dispensed will only include API received and dispensed in commercial manufacturing of Products and, for certainty, will not include any (i) API that must be retained by Patheon as samples, (ii) API contained in Product that must be retained as samples, (iii) API used in testing (if applicable), and (iv) API received or dispensed in technical transfer activities or development activities during the applicable period, including without limitation, any regulatory, stability, validation or test batches manufactured during the applicable period.
Quantity Converted: The total amount of API contained in the Products manufactured with the Quantity Dispensed (including any additional Products produced in accordance with Section 6.1 or 6.2), delivered by Patheon, and not rejected, recalled or returned in accordance with Section 6.1 or 6.2 because of Patheon’s failure to perform the Manufacturing Services in accordance with Specifications, cGMPs, and Applicable Laws.
Within 60 days after the end of each Year, Patheon will prepare an annual reconciliation of API on the reconciliation report form set forth in Schedule I including the calculation of the “Actual Annual Yield” or “AAY” for the Product at the Manufacturing Site during the Year. AAY is the percentage of the Quantity Dispensed that was converted to Products and is calculated as follows:
Quantity Converted during the Year	x	100%
Quantity Dispensed during the Year
After Patheon has produced a minimum of [*] commercial production batches of Product and has produced commercial production batches for at least [*] months at the Manufacturing Site, the average yield based on the immediate prior three months of production will be the initial “Target Yield” [(Quanity Converted during the immediate prior three months/Quantity Dispensed during the immediate prior three months) * 100%]. Thereafter the Target Yield will be recalculated every 12 months as the average of the actual yields of the immediate prior three months. The Target Yield will be applicable as of the date calculated.
(b)	Shortfall Calculation. If the Actual Annual Yield (“AAY”) falls more than [*] percent below the respective Target Yield in a Year, then the shortfall for the Year (the “Shortfall”) will be calculated as follows:
Shortfall = [(Target Yield – [*] * API Credit Value * Quantity Dispensed
(c)	Credit for Shortfall. If there is a Shortfall for a Product in a Year, then Patheon will credit PGx’s account for the amount of the Shortfall not later than 60 days after the end of the Year.
Each credit under this Section 2.2(c) will be summarized on the reconciliation report form set forth in Schedule I. Upon expiration or termination of this Agreement, any remaining credit owing under this Section 2.2 will be paid to PGx. The Annual Shortfall, if any, will be disclosed by Patheon on the reconciliation report.form.
(d)	Maximum Liability for API. Patheon’s liability for API calculated in accordance with this Section 2.2 for any Product in a Year will not exceed, in the aggregate, [*].
Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the
Securities Exchange Act of 1934, as amended.

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(e)	No Material Breach. It will not be a material breach of this Agreement by Patheon under Section 8.2(a) if the Actual Annual Yield is less than the Target Yield.
2.3 API Receipt and Storage.
          Prior to performing Manufacturing Services Patheon shall receive API and store API on behalf of PGx in compliance with the cGMPs and this Agreement. Within [*] days of receipt of API, Patheon shall verify the quantity, and identity of all API received and review the documentation related to the API and shall notify PGx of any discrepancies. Patheon shall store the API under the appropriate conditions per the applicable cGMPs and this Agreement and shall keep such API segregated from other materials within its control so as to maintain the integrity of the API. Except as approved by PGx in writing, Patheon shall ensure the API is not used or tested by any party not under its direct supervision and controls and shall only be used by it to provide the Manufacturing Services.
ARTICLE 3
PGX’S OBLIGATIONS
3.1 Payment.
          PGx will pay Patheon for performing the Manufacturing Services according to the Prices specified in Schedules B and C. These prices may be subject to adjustment under other parts of this Agreement. PGx may offset any amounts owed by Patheon to PGx against amounts owed by PGx hereunder.
3.2 API.
          PGx will at its sole cost and expense, deliver the API to Patheon (in accordance with Section 2.1(f)) sufficient for Patheon to manufacture the desired quantities of Product and to ship Product on the Delivery Date. The API will be held by Patheon on behalf of PGx as set forth in this Agreement. Title to the API will at all times remain the property of PGx. Any API received by Patheon will only be used by Patheon to perform the Manufacturing Services.
ARTICLE 4
CONVERSION FEES AND COMPONENT COSTS
4.1 First Year Pricing.
          The tiered Price and annual stability Price for the Products for the first Year are listed in Schedules B and C and are subject to the adjustments set forth in Sections 4.2 and 4.3.
4.2 Price Adjustments — Subsequent Years’ Pricing.
          After [*], Patheon may adjust the Price effective January 1st of each Year as follows:
(a)	Manufacturing Costs. [*] On or about November 1st of each Year, Patheon will provide PGx a statement setting forth the calculation for the inflation adjustment to be applied in calculating the Price for the next Year, which statement must be agreed upon in writing by PGx before becoming effective.
Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the
Securities Exchange Act of 1934, as amended.

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(b)	Component Costs. [*] On or about November 1st of each Year, Patheon will give PGx information about the increase in Component costs which, upon approval in writing by PGx, will be applied to the calculation of the Price for the next Year to reasonably demonstrate that the Price increase is justified. But Patheon will not be required to give information to PGx that is subject to industry standard obligations of confidentiality between Patheon and its suppliers.
(c)	Pricing Basis. [*] On or about November 1st of each Year, Patheon will give PGx a statement setting forth the information to be applied in calculating those cost increases for the next Year. But Patheon will not be required to give information to PGx that is subject to industry standard obligations of confidentiality between Patheon and its suppliers.
(d)	Tier Pricing. [*] The Client will be invoiced during the Year for the unit price set forth in the Annual Volume tier based on the [*] month forecast provided in September of the previous Year. Within 30 days of the end of each Year or of the termination of the Agreement, Patheon will send Client a reconciliation of the actual volume of Product ordered by the Client during the Year with the pricing tiers. If Client has overpaid during the Year, Patheon will issue a credit to the Client for the amount of the overpayment within [*] days of the end of the Year or will issue payment to the Client for the overpayment within [*] days of the termination of the Agreement. If Client has underpaid during the Year, Patheon will issue an invoice to the Client for the amount of the underpayment within [*] days of the end of the Year or the termination of the Agreement, as applicable. If Client disagrees with the reconciliation, the parties will work in good faith to resolve the disagreement amicably. If the parties are unable to resolve the disagreement within 30 days, the matter will be handled under Section 12.1.
          For all Price adjustments under this Section 4.2, Patheon will deliver to PGx on or about November 1st of each Year a revised Schedule B to be approved in writing by PGx before becoming effective for the next Year.
4.3 Price Adjustments — Current Year Pricing.
          During any Year of this Agreement, the Prices set out in Schedule B will be adjusted by the parties as follows:
Extraordinary Increases in Component Costs. If, at any time, market conditions result in Patheon’s cost of Components being materially greater than normal forecasted increases, then Patheon will be entitled, upon written approval from PGx, to an adjustment to the Price for any affected Product to compensate Patheon for the increased Component costs. Changes materially greater than normal forecasted increases will have occurred if: (i) the cost of a Component increases by [*]% of the cost for that Component upon which the most recent fee quote was based; or (ii) the aggregate cost for all Components required to manufacture a Product increases by [*]% of the total Component costs for the Product upon which the most recent fee quote was based. If Component costs have been previously adjusted to reflect an increase in the cost of one or more Components, the adjustments set out in (i) and (ii) above will operate based on the last cost adjustment for the Components.
Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the
Securities Exchange Act of 1934, as amended.

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For a Price adjustment under this Section 4.3, Patheon will deliver to PGx a revised Schedule B and budgetary pricing information, adjusted Component costs or other documents reasonably sufficient to demonstrate that a Price adjustment is justified, in order to support PGx approval. Patheon will have no obligation to deliver any supporting documents that are subject to industry standard obligations of confidentiality between Patheon and its suppliers. The revised Price will be effective for any Product delivered on or after the first day of the month following PGx’s written approval of the revised Schedule B.
4.4 Cost Improvement Program.
          Patheon and PGx agree to work together to develop cost reduction initiatives as part of an overall cost improvement program, provided such program does not involve additional capital or extraordinary costs unless otherwise agreed to by parties in writing. All net cost savings (net of implementation costs) realized from the cost improvement program will be [*]. A “cost reduction initiative” for the purpose of this Agreement will be an initiative that reduces the internal or out-of-pocket costs incurred by a party in connection with the performance of its obligations under this Agreement. It is further agreed by the parties that on-going method improvements developed or adopted by either PGx or Patheon independently of the other party(ies), will not be a cost reduction initiative under this section, and there will be no obligation on such party to share the net cost savings realized from such improvement with the other party(ies) to this Agreement.
4.5 Adjustments Due to Technical Changes.
          Amendments to the Specifications or the Quality Agreement requested by PGx will only be implemented following a technical and cost review by Patheon and are subject to PGx and Patheon reaching agreement on Price changes required because of the amendment. Amendments to the Specifications or the Quality Agreement requested by Patheon will only be implemented following the written approval of PGx. If PGx accepts a proposed Price change, the proposed change in the Specifications will be implemented, and the Price change will become effective, only for those orders of Products that are manufactured under the revised Specifications. In addition, PGx agrees to purchase, at Patheon’s cost (including all costs incurred by Patheon for the purchase and handling of the Inventory), all Inventory used under the “old” Specifications and purchased or maintained by Patheon in order to fill Firm Orders or under Section 5.2, if the Inventory can no longer be used under the revised Specifications. Open purchase orders for Components no longer required under any revised Specifications that were placed by Patheon with suppliers in order to fill Firm Orders or under Section 5.2 will be cancelled where possible, and if the orders may not be cancelled without penalty, will be assigned to and satisfied by PGx.
4.6 Multi-Country Packaging Requirements.
          If PGx decides to have Patheon perform Manufacturing Services for the Product for countries outside the Territory, then PGx will inform Patheon of the packaging requirements for each new country and Patheon will prepare a quotation for consideration by PGx of any additional Component costs and the change over fees for the Product destined for each new country. The agreed additional packaging requirements and related packaging costs and change over fees will be set out in a written amendment to this Agreement.
Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the
Securities Exchange Act of 1934, as amended.

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ARTICLE 5
ORDERS, SHIPMENT, INVOICING, PAYMENT
5.1 Orders and Forecasts.
(a)	Rolling 18 Month Forecast. When this Agreement is executed, PGx will give Patheon a non-binding 18 month forecast of the volume of Product that PGx expects to order in the first 18 months of commercial manufacture of the Product. For clarity, commercial manufacture excludes the manufacture of Product validation batches. This forecast will then be updated by PGx on or before the 10th day of each month on a rolling forward basis. PGx will update the forecast forthwith if it determines that the volumes estimated in the most recent forecast have changed by more than [*]%. The most recent 18 month forecast will prevail.
(b)	Firm Orders for Initial Manufacturing Month. At least three months before the start of commercial manufacture of the Product, PGx will update the rolling forecast for the first three months of manufacture of the Product (the “Initial Manufacturing Period”). The first month of this updated forecast (“Initial Manufacturing Month”) will constitute a firm written order in the form of a purchase order or otherwise (“First Firm Order”) by PGx to purchase and, when accepted by Patheon pursuant to 5.1(d), for Patheon to manufacture the quantity of the Product. PGx may cancel any Batches from the First Firm Order at no cost if notice of cancellation is received by Patheon [*] days or more before the scheduled Delivery Date under the First Firm Order. [*] If the First Firm Order is changed or adjusted as described above then the initial rolling 18 month forecast will also be adjusted as necessary.
Firm Orders Thereafter. Before and through the Initial Manufacturing Month, and on a rolling basis during the term of this Agreement, and on or before the 10th day of each month, PGx will issue an updated 18 month forecast. The applicable portions of the forecast shall only become binding upon PGx’s delivery to Patheon of purchase orders which shall be issued by PGx no less than (i) 110 days prior to the Delivery Date for bottles and (ii) 90 days prior to the Delivery Date for bulk packaging (“Firm Order(s)”). Patheon shall acknowledge Firm Orders pursuant to Section 5.1(d). [*] Firm Orders submitted to Patheon will specify PGx’s Manufacturing Services purchase order number, quantities by Product type, monthly delivery schedule, and any other elements necessary to ensure the timely manufacture and shipment of the Products. Additionally, within 60 days of the scheduled Delivery Date, Subject to the availability of Components and API, PGx may increase the quantity of any and all products ordered by up to [*]% over the original order and may change the Product mix of the order and Patheon will make commercially reasonable efforts to fulfil such increase or change in Product mix.
(c)	Three Year Forecast. On or before the 10th day of June of each Year, PGx will give Patheon a written non-binding three-year forecast, broken down by quarters for the second and third years of the forecast, of the volume of each Product PGx then anticipates will be required to be manufactured and delivered to PGx during the three-year period.
(d)	Acknowledgement of Firm Order. Patheon shall acknowledge Firm Orders by sending an acknowledgement to PGx within [*] Business Days of its receipt of the Firm Order. The acknowledgement will include, subject to confirmation from PGx, the Delivery Date for the
Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the
Securities Exchange Act of 1934, as amended.

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Product ordered. The Delivery Date may be amended by agreement of the Parties or as set forth in Sections 2.1(f) or 5.1(b).
5.2 Reliance by Patheon.
     (a) PGx understands and acknowledges that Patheon will rely on the Firm Orders and rolling forecasts submitted under Sections 5.1(a), (b), and (c) in ordering the Components required to meet the Firm Orders. In addition, PGx understands that to ensure an orderly supply of the Components, Patheon may want to purchase the Components in sufficient volumes to meet the production requirements for Products during part or all of the forecasted periods referred to in Section 5.1(a) or to meet the production requirements of any longer period agreed to by Patheon and PGx. Accordingly, PGx authorizes Patheon to purchase Components to satisfy the Manufacturing Services requirements for Products for the first six months contemplated in the most recent forecast given by PGx under Section 5.1(a). Patheon may make other purchases of Components to meet Manufacturing Services requirements for longer periods if agreed to in writing by the parties. PGx will give Patheon written authorization to order Components for any launch quantities of Product requested by PGx which will be considered a Firm Order when accepted by Patheon. If Components ordered by Patheon under Firm Orders or this Section 5.2 are not included in finished Products manufactured for PGx within six months after the forecasted month for which the purchases have been made (or for a longer period as the parties may agree) or if the Components have expired during the period, then PGx will pay to Patheon its costs therefor (including all costs incurred by Patheon for the purchase and handling of the Components). But if these Components are used in Products subsequently manufactured for PGx or in third party products manufactured by Patheon, PGx will receive credit for any costs of those Components previously paid to Patheon by PGx.
     (b) If PGx fails to take possession or arrange for the destruction of Components within 12 months of purchase or, in the case of finished Product, within three months of manufacture, PGx will pay Patheon [*] thereafter for storing the Components or finished Product. Storage fees for Components or Product which contain controlled substances or require refrigeration will be charged at [*]. Storage fees are subject to a [*] minimum charge per month. Patheon may ship finished Product held by it longer than 3 months to the PGx at PGx’s expense on 14 days written notice to the PGx.
5.3 Minimum Orders.
          PGx may only order Manufacturing Services for batches of Products in multiples of the Minimum Run Quantities as set out in Schedule B.
5.4 Shipments.
          Shipments of Products will be made FCA Manufacturing Site (INCOTERMS 2000) unless otherwise mutually agreed. Risk of loss or of damage to Products will remain with Patheon until Patheon loads the Products onto the carrier’s vehicle for shipment at the shipping point at which time risk of loss or damage will transfer to PGx. Patheon will, in accordance with PGx’s instructions and as agent for PGx, (i) arrange for shipping to be paid by PGx and (ii) at PGx’s risk and expense, obtain any export licence or other official authorization necessary to export the Products. PGx will arrange for insurance and will select the freight carrier used by Patheon to ship Products and may monitor Patheon’s shipping and freight practices as they pertain to this Agreement. Products will be transported in accordance with the Specifications.
5.5 On Time Delivery.
(a)	Patheon and the PGx understand that there may be uncertainties and necessary adjustments in production schedules during the Initial Manufacturing Period. The parties agree that they will
Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the
Securities Exchange Act of 1934, as amended.

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work together closely to expedite deliveries and manage the scheduling of the initial Product launch.
(b)	If, after the Initial Manufacturing Period, Patheon is unable to deliver the quantity of Product ordered under a Firm Order on the Delivery Date not due to an act or omission by PGx nor a Force Majeure (a “Late Delivery”), PGx will receive a credit from Patheon for the Late Delivery that will be applied against the any amounts due by PGx to Patheon. The credit will be [*]% of the Price of the quantities of Product not delivered by Patheon under the Firm Order on the Delivery Date [*]. In addition, if [*] or more Late Deliveries occur in any [*] month period, [*]
(c)	A Late Delivery will not be a material breach of this Agreement by Patheon for the purposes of Section 8.2.
(d)	Any Late Delivery that has not occurred by the date that is [*] days after the Delivery Date may have its Firm Order cancelled by PGx, in its sole discretion with no fees or penalties owed by PGx.
(e)	For clarity, a Late Delivery will not include any delay in shipment of Product caused by events outside of Patheon’s reasonable control, such as a Force Majeure Event, a delay in delivery of API or Materials, a delay in Product release approval from PGx, receipt of non-conforming API or Components supplied by PGx, or any market driven delays in deliveries from approved vendors.
5.6 Invoices and Payment.
          Invoices will be sent by fax or email to the fax number or email address given by PGx to Patheon in writing from time to time. Invoices will be sent when the Product is manufactured and released by Patheon to PGx. Patheon will also submit to PGx, with each shipment of Products, a duplicate copy of the invoice covering the shipment. Patheon will also give PGx an invoice covering any Inventory or Components which are to be purchased by PGx under Section 5.2 of this Agreement. Each invoice will, to the extent applicable, identify PGx’s Manufacturing Services purchase order number, Product numbers, names and quantities, unit price, freight charges, and the total amount to be paid by PGx. Subject to section 6.1(a) herein, PGx will pay all undisputed invoices within 30 days of receipt thereof.
ARTICLE 6
PRODUCT CLAIMS AND RECALLS
6.1 Product Claims.
     (a) Product Claims. PGx has the right to reject any portion of any shipment of Products that deviates from the Specifications, cGMPs, or Applicable Laws without invalidating any remainder of the shipment. PGx will inspect the Products manufactured by Patheon and review the documentation as set forth in Section 2.1b upon receipt and will give Patheon written notice (a “Deficiency Notice”) of all claims for Products that deviate from the Specifications, cGMPs, or Applicable Laws within 30 days after PGx’s receipt thereof (or, in the case of any defects not reasonably susceptible to discovery upon receipt of the Product, within 30 days after discovery by PGx, but not after the expiration date of the Product). Should PGx fail to give Patheon the Deficiency Notice within the applicable 30 day period, then the delivery will be deemed to have been accepted by PGx on the 30th day after delivery or discovery, as applicable. Except as set out in Section 6.3, Patheon will have no liability for any deviations for which it has not received notice within the applicable 30 day period. Payment for any Product that is the subject of
Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the
Securities Exchange Act of 1934, as amended.

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a Deficiency Notice shall not be owed by PGx until the determination of deficiency has been made under Section 6.1(b) hereof.
     (b) Determination of Deficiency. Upon receipt of a Deficiency Notice, Patheon will have [*] days to advise PGx by notice in writing that it disagrees with the contents of the Deficiency Notice. If PGx and Patheon fail to agree within [*] days after Patheon’s notice to PGx as to whether any Products identified in the Deficiency Notice deviate from the Specifications, cGMPs, or Applicable Laws, then the parties will mutually select an independent laboratory or quality assurance consultant, as applicable, to evaluate if the Products deviate from the Specifications, cGMPs, or Applicable Laws. This evaluation will be binding on the parties. If the evaluation certifies that any Products deviate from the Specifications, cGMPs, or Applicable Laws, PGx may reject those Products in the manner contemplated in this Section 6.1 and Patheon will be responsible for the cost of the evaluation. If the evaluation does not so certify for any of the Products, then PGx will be deemed to have accepted delivery of the Products on the [*] day after delivery (or, in the case of any defects not reasonably susceptible to discovery upon receipt of the Product, on the [*] day after discovery thereof by PGx, but not after the expiration date of the Product) and PGx will be responsible for the cost of the evaluation.
     (c) Shortages. Claims for shortages in the amount of Products shipped by Patheon will be dealt with under the same procedure identified in Section 6.1(b) for determinations of deficiency.
Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the
Securities Exchange Act of 1934, as amended.

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6.2 Product Recalls and Returns.
     (a) Records and Notice. Patheon and PGx will each maintain records necessary to permit a Recall of any Products delivered to PGx or customers of PGx. Each party will promptly notify the other by telephone (to be confirmed in writing) of any information which might affect the marketability, safety or effectiveness of the Products or which might result in the Recall or seizure of the Products. Upon receiving this notice or upon this discovery, each party will stop making any further shipments of any Products in its possession or control until a decision has been made whether a Recall or some other corrective action is necessary. The decision to initiate a Recall or to take some other corrective action, if any, will be made and implemented by PGx. “Recall” will mean any action (i) by PGx to recover title to or possession of quantities of the Products sold or shipped to third parties (including, without limitation, the voluntary withdrawal of Products from the market); or (ii) by any regulatory authorities to detain or destroy any of the Products. Recall will also include any action by either Party to refrain from selling or shipping quantities of the Products to third parties which would have been subject to a Recall if sold or shipped.
     (b) Recalls. If (i) any governmental or regulatory authority issues a directive, order or, following the issuance of a safety warning or alert about a Product, a written request that any Product be Recalled, (ii) a court of competent jurisdiction orders a Recall, or (iii) PGx determines that any Product should be Recalled or that a “Dear Doctor” letter is required relating the restrictions on the use of any Product, Patheon will co-operate as reasonably required by PGx, having regard to all applicable laws and regulations.
     (c) Product Returns. PGx will have the responsibility for handling customer returns of the Products. Patheon will give PGx any assistance that PGx may reasonably require to handle the returns.
6.3 Patheon’s Responsibility for Defective and Recalled Products.
     (a) Defective Product. If PGx rejects Products under Section 6.1 and the deviation is determined to have arisen from Patheon’s failure to provide the Manufacturing Services in accordance with the Specifications, cGMPs, and Applicable Laws, Patheon will credit PGx’s account for Patheon’s invoice price for the defective Products. If PGx previously paid for the defective Products, Patheon will promptly, at PGx’s election, either: (i) refund the invoice price for the defective Products; (ii) offset the amount paid against other amounts due to Patheon hereunder; or (iii) replace the Products with conforming Products without PGx being liable for payment therefor under Section 3.1, contingent upon the receipt from PGx of all API required for the manufacture of the replacement Products. For greater certainty, Patheon’s responsibility for any loss of API in defective Product will be captured and calculated in the API Yield under Section 2.2.

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          (b) Recalled Product. If a Recall or return results from, or arises out of, a failure by Patheon to perform the Manufacturing Services in accordance with the Specifications, cGMPs, and Applicable Laws, Patheon will be responsible for the documented out-of-pocket expenses of the Recall or return and will use its commercially reasonable efforts to replace the Recalled or returned Products with new Products, contingent upon the receipt from PGx of all API required for the manufacture of the replacement Products. For greater certainty, Patheon’s responsibility for any loss of API in Recalled Product will be captured and calculated in the API Yield under Section 2.2. If Patheon is unable to replace the Recalled or returned Products (except where this inability results from a failure to receive the required API), then PGx may request Patheon to reimburse PGx for the price that PGx paid to Patheon for Manufacturing Services for the affected Products. In all other circumstances, Recalls, returns, or other corrective actions will be made at PGx’s cost and expense.
          (c) Except as set forth in Sections 6.3(a) and (b) above, Patheon will not be liable to PGx nor have any responsibility to PGx for any deficiencies in, or other liabilities associated with, any Product manufactured by it, (collectively, “Product Claims”). For greater certainty, Patheon will have no obligation for any Product Claims to the extent the Product Claim (i) is caused by deficiencies in the Specifications, the safety, efficacy, or marketability of the Products or any distribution thereof, (ii) results from a defect in a Component that is not reasonably discoverable by Patheon using the test methods and qualification procedure set forth in the Quality Agreement and Specifications, (iii) results from a defect in the API or Components supplied by PGx that is not reasonably discoverable by Patheon using the test methods when implemented in accordance with the Specifications, (iv) is caused by actions of third parties occurring after the Product is shipped by Patheon under Section 5.4, (v) is due to packaging design or labelling defects or omissions for which Patheon has no responsibility, (vi) is due to any unascertainable reason despite Patheon having performed the Manufacturing Services in accordance with the Specifications, cGMP’s, and Applicable Laws, or (vii) is due to any other breach by PGx of its obligations under this Agreement.
6.4 Disposition of Defective or Recalled Products.
          PGx will not dispose of any damaged, defective, returned, or Recalled Products for which it intends to assert a claim against Patheon without Patheon’s prior written authorization to do so. Alternatively, Patheon may instruct PGx to return the Products to Patheon. Patheon will bear the cost of disposition for any damaged, defective, returned or Recalled Products for which it bears responsibility under Section 6.3. In all other circumstances, PGx will bear the cost of disposition, including all applicable fees for Manufacturing Services, for any damaged, defective, returned, or Recalled Products.
6.5 Healthcare Provider or Patient Questions and Complaints.
          PGx will have the sole responsibility for responding to questions and complaints from its customers. Questions or complaints received by Patheon from PGx’s customers, healthcare providers or patients will be promptly referred to PGx. Patheon will co-operate as reasonably required to allow PGx to determine the cause of and resolve any questions and complaints. This assistance will include follow-up investigations, including testing. In addition, Patheon will give PGx all mutually agreed upon information that will enable PGx to respond properly to questions or complaints about the Products as set forth in the Quality Agreement. Unless it is determined that the cause of the complaint resulted from a failure by Patheon to perform the Manufacturing Services in accordance with the Specifications, cGMPs, and Applicable Laws, all costs incurred under this Section 6.5 will be borne by PGx.

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6.6 Sole Remedy.
          Except as otherwise set forth herein including indemnity set forth in Section 10.3 and subject to the limitations set forth in Sections 10.1 and 10.2, the remedies described in this Article 6 will be PGx’s sole remedy for any failure by Patheon to provide the Manufacturing Services in accordance with the Specifications, cGMPs, and Applicable Laws.
ARTICLE 7
CO-OPERATION
7.1 Quarterly Review.
          Each party hereby appoints one of its employees to be a relationship manager responsible for liaison between the parties. The relationship managers will meet not less than quarterly to review the current status of the business relationship and manage any issues that have arisen. The relationship managers are as follows, or as may be otherwise designated by PGx or Patheon by written notice to PGx or Patheon, as the case may be, from time to time:
PGxHealth:
Stephen Wald
Vice President, Technical Operations
swald@pgxhealth.com
(203) 786-3437
Patheon:
Migdalia Santiago
Business Manager
Migdalia.santiago@patheon.com
Office: +1 (787) 621-2500 ext. 4275
Cell: +1 (787) 378-7620
7.2 Governmental Agencies.
          Subject to Section 7.8 and the Confidentiality Agreement, each party may communicate with any governmental agency, including but not limited to governmental agencies responsible for granting regulatory approval for the Products, regarding the Products if, in the opinion of that party’s counsel, the communication is necessary to comply with the terms of this Agreement or the requirements of any law, governmental order or regulation. Unless, in the reasonable opinion of its counsel, there is a legal prohibition against doing so, a party will permit the other party to accompany and take part in any communications with the agency, and to receive copies of all Product communications to and from the agency related to this Agreement.
7.3 Records and Accounting by Patheon.
          Patheon will keep records of the manufacture, testing, and shipping of the Products, and retain samples of the Products as are necessary to comply with manufacturing regulatory requirements applicable to Patheon, as well as to assist with resolving Product complaints and other similar investigations. Copies of the records and samples will be retained for a period of one year following the date of Product expiry, or longer if required by law, at which time PGx will be contacted concerning the

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delivery and destruction of the documents and/or samples of Products. PGx is responsible for retaining samples of the Products necessary to comply with the legal/regulatory requirements applicable to PGx.
7.4 Inspection.
          PGx may inspect Patheon reports and records relating to this Agreement during normal business hours and with reasonable advance notice, but a Patheon representative must be present during the inspection.
7.5 Access.
          Patheon will give PGx, and its agents or representatives, reasonable access at mutually agreeable times to the areas of the Manufacturing Site in which the Products are manufactured, stored, handled, or shipped to permit PGx to verify that the Manufacturing Services are being performed in accordance with the Specifications, cGMPs, Quality Agreement and Applicable Laws; provided, however, that any such agents or representatives must (i) be bound in writing to obligations of confidentiality to PGx consistent with the terms of the Confidentiality Agreement (which writing shall be provided to Patheon upon request) and (ii) not be an employee, agent, or contractor of any business that is a competitor of Patheon (“competitor” herein meaning any business that derives the majority of its revenues from the provision of pharmaceutical manufacturing services). But, with the exception of “for-cause” audits, PGx will be limited each Year to one cGMP-type audit, lasting no more than two days, and involving no more than four auditors. [*] The right of access set forth in this Section 7.5 will not include a right to access or inspect Patheon’s financial records.
7.6 Notification of Regulatory Inspections.
          Patheon will notify PGx within one Business Day of Patheon’s knowledge of any inspections, whether scheduled or initiated, by any governmental agency specifically involving the Products. Patheon will also promptly disclose to PGx any form 483’s, Establishment Inspection Reports or warning letters or any other significant regulatory action which Patheon’s quality assurance group determines could impact the regulatory status of the Products, such disclosure to be subject to the Confidentiality Agreement.
7.7 Reports.
          Patheon will supply on an annual basis all Product data in its control, including release test results, complaint test results, and all investigations (in manufacturing, testing, and storage), that PGx reasonably requires in order to complete any filing under any applicable regulatory regime, including any Annual Report that PGx is required to file with the FDA. At PGx’s request, Patheon will provide a copy of the Annual Product Review Report to the PGx at no additional cost. Any additional report requested by PGx beyond the scope of cGMPs and customary FDA requirements will be subject to an additional fee to be agreed upon between Patheon and the PGx.
7.8 FDA Filings.
          (a) Regulatory Authority. PGx will have the sole responsibility for filing all documents with all Regulatory Authorities and taking any other actions that may be required for the receipt and/or maintenance of Regulatory Authority approval for the commercial manufacture of the Products. Patheon will assist PGx, to the extent consistent with Patheon’s obligations under this Agreement, to obtain
Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the
Securities Exchange Act of 1934, as amended.

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Regulatory Authority approval for the commercial manufacture of all Products as quickly as reasonably possible.
          (b) Verification of Data. At least [*] days prior to filing any documents with any Regulatory Authority that incorporate data generated by Patheon, PGx will give Patheon a copy of the documents incorporating this data to give Patheon the opportunity to verify the accuracy and regulatory validity of those documents as they relate to Patheon generated data.
          (c) Verification of CMC. At least [*] days prior to filing with any Regulatory Authority any documentation which is or is equivalent to the FDA’s Chemistry, Manufacturing and Controls section (“CMC”) related to any Marketing Authorization, such as a New Drug Application or Abbreviated New Drug Application, PGx will give Patheon a copy of those portions of the CMC relating to this Agreement as well as any relevant supporting documents which have been relied upon to prepare the CMC. This disclosure will permit Patheon to verify that the CMC accurately describes the work that Patheon has performed and the manufacturing processes that Patheon will perform under this Agreement. PGx will give Patheon copies of all FDA Product CMC filings at the time of submission.
          (d) Deficiencies. If, in Patheon’s sole discretion, acting reasonably, Patheon determines that any of the information given by PGx under clauses (b) and (c) above is inaccurate or deficient in any manner whatsoever (the “CMC Deficiencies”), Patheon will notify PGx in writing of the CMC Deficiencies. The parties will work together to have the CMC Deficiencies resolved prior to any pre-approval inspection In the event the parties cannot resolve their differences on the CMC Deficiencies, PGx shall make such regulatory filings at its own discretion and own risk as to the matters of difference between Patheon and PGx.
          (e) PGx Responsibility. For clarity, the parties agree that in reviewing the documents referred to in clause (b) above, Patheon’s role will be limited to verifying the accuracy of the description of the work undertaken or to be undertaken by Patheon. Subject to the foregoing, Patheon will not assume any responsibility for the accuracy of any application for receipt of an approval by a regulatory authority. The PGx is solely responsibility for the preparation and filing of the application for approval by the regulatory authorities and any relevant costs will be borne by the PGx.
          (f) Inspection by Regulatory Authorities. If PGx does not give Patheon the documents requested under clause (b) above within the time specified and if Patheon reasonably believes that Patheon’s standing with a regulatory authority may be jeopardized, Patheon may, in its sole discretion, delay or postpone any inspection by the regulatory authority until Patheon has reviewed the requested documents and is satisfied with their contents.
ARTICLE 8
TERM AND TERMINATION
8.1 Term.
          This Agreement will become effective as of the Effective Date and will continue until December 31, 2015, unless terminated earlier by one of the parties in accordance herewith. The parties may negotiate and/or renew the Agreement pursuant to mutual written accord.
Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the
Securities Exchange Act of 1934, as amended.

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8.2 Termination for Cause.
          (a) Either party at its sole option may terminate this Agreement upon written notice where the other party has failed to remedy a material breach of any of its representations, warranties, or other obligations under this Agreement within 60 days following receipt of a written notice (the “Remediation Period”) of the breach that expressly states that it is a notice under this Section 8.2(a) (a “Breach Notice”). The aggrieved party’s right to terminate this Agreement under this Section 8.2(a) may only be exercised for a period of 60 days following the expiry of the Remediation Period (where the breach has not been remedied) and if the termination right is not exercised during this period then the aggrieved party will be deemed to have waived the breach of the representation, warranty, or obligation described in the Breach Notice.
          (b) Either party at its sole option may immediately terminate this Agreement upon written notice, but without prior advance notice, to the other party if: (i) the other party is declared insolvent or bankrupt by a court of competent jurisdiction; (ii) a voluntary petition of bankruptcy is filed in any court of competent jurisdiction by the other party; or (iii) this Agreement is assigned by the other party for the benefit of creditors.
          (c) PGx may terminate this Agreement as to any Product upon 30 days’ prior written notice if any Authority takes any action, or raises any objection, that prevents PGx from importing, exporting, purchasing, or selling the Product. But if this occurs, PGx will still fulfill all of its obligations under Section 8.4 below.
          (d) Patheon may terminate this Agreement upon twelve months’ prior written notice if PGx assigns under Section 13.6 any of its rights under this Agreement to an assignee that is a competitor of Patheon, meaning that such legal entity derives 50% or more of its revenues from pharmaceutical contract manufacturing services.
8.3 Product Discontinuation.
          PGx will give at least three months’ advance notice if it intends to no longer order Manufacturing Services for a Product due to this Product’s discontinuance in the market.
8.4 Obligations on Termination.
          If this Agreement is completed, expires, or is terminated in whole or in part for any reason, then:
(a)	Patheon shall immediately begin in good faith to mitigate all expenses.

(b)	PGx will take delivery of and pay for all undelivered Products that are manufactured and/or packaged under a Firm Order, at the price in effect at the time the Firm Order was placed;

(c)	PGx will purchase, at Patheon’s cost (including all costs incurred by Patheon for the purchase and handling of the Inventory), the Inventory applicable to the Products which was purchased, produced or maintained by Patheon in contemplation of filling Firm Orders or in accordance with Section 5.2 prior to notice of termination being given;

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(d)	PGx will satisfy the purchase price payable under Patheon’s orders with suppliers of Components, if the orders were made by Patheon in reliance on Firm Orders or in accordance with Section 5.2;

(e)	Patheon will return to PGx all unused API (with shipping and related expenses, if any, to be borne by PGx); and

(f)	PGx acknowledges that no competitor of Patheon will be permitted access to the Manufacturing Site.

(g)	PGx will make commercially reasonable efforts, at its own expense, to remove from Patheon site(s), within thirty Business Days, all of PGx’s Components, Inventory and Materials that are specific to Product (whether current or obsolete), supplies, undelivered Product, chattels, equipment or other moveable property owned by PGx, related to the Agreement and located at a Patheon site or that is otherwise under Patheon’s care and control (“PGx Property”). [*] Patheon will invoice PGx for the storage charges as set forth in Section 5.6 of this Agreement.
Any termination or expiration of this Agreement will not affect any outstanding obligations or payments due hereunder prior to the termination or expiration, nor will it prejudice any other remedies that the parties may have under this Agreement. For greater certainty, termination of this Agreement for any reason will not affect the obligations and responsibilities of the parties under Articles 10 and 11 and Sections 5.4, 5.6, 8.4, 9.2, 9.3, 13.1, 13.2, 13.3, 13.15, and 13.16, all of which survive any termination.
ARTICLE 9
REPRESENTATIONS, WARRANTIES AND COVENANTS
9.1 Authority.
              Each party covenants, represents, and warrants that it has the full right and authority to enter into this Agreement, and that it is not aware of any impediment that would inhibit its ability to perform its obligations hereunder.
9.2 PGx Warranties.
              As of the Effective Date, PGx represents and warrants that, to the best of its knowledge:
(a)	Non-Infringement.
(i)	the Specifications for each of the Products are its or its Affiliate’s property and that PGx may lawfully disclose the Specifications to Patheon;

(ii)	any Client Intellectual Property, used by Patheon in performing the Manufacturing Services according to the Specifications (A) is Client’s or its Affiliate’s unencumbered property, (B) may be lawfully used as directed by Client, and (C) does not infringe and will not infringe any Third Party Rights;
Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the
Securities Exchange Act of 1934, as amended.

CONFIDENTIAL
(iii)	as of the Effective Date, there are no actions or other legal proceedings alleging that any of the Specifications, or any of the API and the Components, or the sale,

use, or other disposition of any Product made in accordance with the Specifications infringe Third Party Rights;
(b)	Quality and Compliance.
(i)	the Specifications for all Products conform to all applicable cGMPs and Applicable Laws;

(ii)	the Products, if labelled and manufactured in accordance with the Specifications and in compliance with applicable cGMPs and Applicable Laws (i) may be lawfully sold and distributed in every jurisdiction in which PGx markets the Products, (ii) will be fit for the purpose intended, and (iii) will be safe for human consumption;

(iii)	on the date of shipment, the API will conform to the specifications for the API that PGx has given to Patheon and that the API will be adequately contained, packaged, and labelled and will conform to the affirmations of fact on the container.
9.3 Patheon Warranties.
             Patheon covenants, represents, and warrants that:
(a)	it will perform the Manufacturing Services in accordance with the Specifications, cGMPs, Quality Agreement and Applicable Laws; and

(b)	any Patheon Intellectual Property used by Patheon to perform the Manufacturing Services (i) is Patheon’s or its Affiliate’s unencumbered property, (ii) may be lawfully used by Patheon, and (iii) does not infringe and will not infringe any Third Party Rights.

(c)	API will not be used for any purpose other than as contemplated under this Agreement.
9.4 Debarred Persons.
              Patheon covenants that it will not in the performance of its obligations under this Agreement use the services of any person debarred or suspended under 21 U.S.C. §335(a) or (b). Patheon represents that it does not currently have, and covenants that it will not hire, as an officer or an employee any person who has been convicted of a felony under the laws of the United States for conduct relating to the regulation of any drug product under the Federal Food, Drug, and Cosmetic Act (United States).
9.5 Permits.
             PGx will be solely responsible for obtaining or maintaining, on a timely basis, any permits or other regulatory approvals for the Products or the Specifications, including, without limitation, all marketing and post-marketing approvals

CONFIDENTIAL
          Patheon will maintain at all relevant times all governmental permits, licenses, approval, and authorities required to enable it to lawfully and properly perform the Manufacturing Services.
9.6 No Warranty.
          NEITHER PARTY MAKES ANY WARRANTY OF ANY KIND, EITHER EXPRESSED OR IMPLIED, BY FACT OR LAW, OTHER THAN THOSE EXPRESSLY SET FORTH IN THIS AGREEMENT. PATHEON MAKES NO WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE OR WARRANTY OF MERCHANTABILITY FOR THE PRODUCTS.
ARTICLE 10
REMEDIES AND INDEMNITIES
     10.1 Consequential Damages.
     Under no circumstances whatsoever will either party be liable to the other in contract, tort, negligence, breach of statutory duty, or otherwise for (i) any (direct or indirect) loss of profits, of production, of anticipated savings, of business, or goodwill or (ii) for any other liability, damage, costs, or expense of any kind incurred by the other party of an indirect or consequential nature, regardless of any notice of the possibility of these damages.
     10.2 Limitation of Liability.
     (a) API. Except as expressly set forth in Section 2.2, under no circumstances will Patheon be responsible for any loss or damage to the API. Patheon’s maximum responsibility for loss or damage to the API will not exceed the Maximum API Liability set forth in Schedule D.
     (b) Maximum Liability. Except as set forth on 10.2(a), and except for claims or damages arising out of Section 10.3 and Section 10.4, each party’s maximum liability under this Agreement for any reason whatsoever, including, without limitation, resulting from any and all breaches of its representations, warranties, or any other obligations under this Agreement will not exceed [*].
     10.3 Patheon.
          Patheon agrees to defend, indemnify, and hold PGx, its officers, employees, and agents harmless against any and all losses, damages, costs, claims, demands, judgments and liability to, from and in favour of third parties (other than Affiliates) resulting from any claim of personal injury or property damage to the extent that the injury or damage is the result of (a) Patheon’s negligence, wilful misconduct, or violation of the law, (b) services performed at the Manufacturing Site, or (c) any breach by Patheon of this Agreement or the Quality Agreement, or any failure by Patheon to perform the Manufacturing Services in accordance with this Agreement, the Quality Agreement, the Specifications, cGMPs, and Applicable Laws except to the extent that the losses, damages, costs, claims, demands, judgments, and liability are due to the negligence or wrongful act(s) of PGx, its officers, employees, agents, or Affiliates.
          If a claim occurs, PGx will: (a) promptly notify Patheon of the claim; (b) use commercially reasonable efforts to mitigate the effects of the claim; (c) reasonably cooperate with Patheon in the
Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the
Securities Exchange Act of 1934, as amended.

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defense of the claim; and (d) at, PGx’s option, permit Patheon to control the defense and settlement of the claim, all at Patheon’s cost and expense; provided, however, that Patheon shall not settle any claim under which PGx is deemed to be at fault without PGx’s prior written consent.
10.4 PGx.
          PGx agrees to defend, indemnify, and hold Patheon, its officers, employees, and agents harmless against any and all losses, damages, costs, claims, demands, judgments and liability to, from and in favour of third parties (other than Affiliates) resulting from any claim of infringement or alleged infringement of any Third Party Rights in the Products, or any portion thereof, or any claim of personal injury or property damage to the extent that the injury or damage is the result of a breach of this Agreement by PGx, including, without limitation, any representation or warranty contained herein, except to the extent that the losses, damages, costs, claims, demands, judgments, and liability are due to the negligence or wrongful act(s) of Patheon, its officers, employees, or agents or due to Patheon’s breach of this Agreement or the Quality Agreement.
          If a claim occurs, Patheon will: (a) promptly notify PGx of the claim; (b) use commercially reasonable efforts to mitigate the effects of the claim; (c) reasonably cooperate with PGx in the defense of the claim; and (d) permit PGx to control the defense and settlement of the claim, all at PGx’s cost and expense.
10.5 Reasonable Allocation of Risk.
          This Agreement (including, without limitation, this Article 10) is reasonable and creates a reasonable allocation of risk for the relative profits the parties each expect to derive from the Products. Patheon assumes only a limited degree of risk arising from the manufacture, distribution, and use of the Products because PGx has developed and holds the marketing approval for the Products, PGx requires Patheon to manufacture and label the Products strictly in accordance with the Specifications, and PGx, not Patheon, is best positioned to inform and advise potential users about the circumstances and manner of use of the Products.
ARTICLE 11
CONFIDENTIALITY
11.1 Confidentiality.
          The Confidentiality Agreement will apply to all confidential information disclosed by the parties under this Agreement. If the Confidentiality Agreement expires or is terminated prior to the expiration or termination of this Agreement, the terms of the Confidentiality Agreement will continue to govern the parties’ obligations of confidentiality for any confidential or proprietary information disclosed by the parties hereunder, for the term of this Agreement, as though the Confidentiality Agreement remained in full force and effect.
ARTICLE 12
DISPUTE RESOLUTION
12.1 Commercial Disputes.
          If any dispute arises out of this Agreement (other than a dispute under Section 6.1(b) or a Technical Dispute, as defined herein), the parties will first try to resolve it amicably. In that regard, any party may send a notice of dispute to the other, and each party will appoint, within ten Business Days

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from receipt of the notice of dispute, a single representative having full power and authority to solve the dispute. The representatives will meet as necessary in order to resolve the dispute. If the representatives fail to resolve the matter within one month from their appointment, or if a party fails to appoint a representative within the ten Business Day period set forth above, the dispute will immediately be referred to the Chief Operating Officer or Chief Commercial Officer (or another officer as he/she may designate) of each party who will meet and discuss as necessary to try to resolve the dispute amicably. Should the parties fail to reach a resolution under this Section 12.1, the dispute will be referred to a court of competent jurisdiction in accordance with Section 13.16.
12.2 Technical Dispute Resolution.
          If a dispute arises (other than disputes under Sections 6.1(b) or 12.1) between the parties that is exclusively related to technical aspects of the manufacturing, packaging, labelling, quality control testing, handling, storage, or other activities under this Agreement (a “Technical Dispute”), the parties will make all reasonable efforts to resolve the dispute by amicable negotiations. In that regard, senior representatives of each party will, as soon as practicable and in any event no later than ten Business Days after a written request from either party to the other, meet in good faith to resolve any Technical Dispute. If, despite this meeting, the parties are unable to resolve a Technical Dispute within a reasonable time, and in any event within 30 Business Days of the written request, the Technical Dispute will, at the request of either party, be referred for determination to an expert in accordance with Schedule E. If the parties cannot agree that a dispute is a Technical Dispute, Section 12.1 will prevail. For greater certainty, the parties agree that the release of the Products for sale or distribution under the applicable marketing approval for the Products will not by itself indicate compliance by Patheon with its obligations for the Manufacturing Services and further that nothing in this Agreement (including Schedule E) will remove or limit the authority of the relevant qualified person (as specified by the Quality Agreement) to determine whether the Products are to be released for sale or distribution.
ARTICLE 13
MISCELLANEOUS
13.1 Inventions.
          (a) For the term of this Agreement, PGx hereby grants to Patheon a non-exclusive, paid-up, royalty-free, non-transferable license of PGx’s Intellectual Property which Patheon must use in order to perform the Manufacturing Services.
          (b) All Intellectual Property generated or derived by Patheon while performing the Manufacturing Services, to the extent it is specific to the development, manufacture, use, and sale of PGx’s Product that is the subject of the Manufacturing Services, will be the exclusive property of PGx.
          (c) All Patheon Intellectual Property will be the exclusive property of Patheon. Patheon hereby grants to PGx a perpetual, irrevocable, non-exclusive, paid-up, royalty-free, transferable license to

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use the Patheon Intellectual Property used by Patheon to perform the Manufacturing Services to enable PGx to manufacture the Product(s).
     (d) Each party will be solely responsible for the costs of filing, prosecution, and maintenance of patents and patent applications on its own Inventions.
     (e) Either party will give the other party written notice, as promptly as practicable, of all Inventions which can reasonably be deemed to constitute improvements or other modifications of the Products or processes or technology owned or otherwise controlled by the party.
13.2 Intellectual Property.
          Subject to Section 13.1, all PGx Intellectual Property will be owned by PGx and all Patheon Intellectual Property will be owned by Patheon. Neither party has, nor will it acquire, any interest in any of the other party’s Intellectual Property unless otherwise expressly agreed to in writing. Neither party will use any Intellectual Property of the other party, except as specifically authorized by the other party or as required for the performance of its obligations under this Agreement.
13.3 Insurance.
          Each party will at its sole cost and expense maintain commercial general liability insurance, including blanket contractual liability insurance covering the obligations of that party under this Agreement through the term of this Agreement. This insurance will have policy limits of not less than [*] for each occurrence for bodily injury or property damage liability and [*] in the aggregate per annum. Each party shall also maintain Products and Completed Operations Liability insurance, either included within the General Liability policy or a separate policy, with limits of not less than [*] for each occurrence for bodily injury or property damage and [*] in the aggregate per annum. If any insurance required herein is written on a claims-made basis, such insurance shall be required to be maintained for a period of at least [*] years following its termination. Upon written request, each party will give the other a certificate of insurance evidencing the above required policies and showing the name of the issuing company, the policy number, the effective date, the expiration date, and the limits of liability. All such insurance shall be placed with an insurer(s) having an A.M. Best rating of at least A-, VIII. The insured Party will endeavour to further provide for a minimum of 30 days’ written notice to the insured of a cancellation of the insurance. If a party is unable to maintain the insurance policies required under this Agreement, then the party will notify the other party in writing within 60 days of such inability, and the parties will in good faith negotiate appropriate amendments to the insurance provision of this Agreement or alternative risk financing in order to provide adequate assurances.
13.4 Independent Contractors.
          The parties are independent contractors and this Agreement will not be construed to create between Patheon and PGx any other relationship such as, by way of example only, that of employer-employee, principal agent, joint-venturer, co-partners, or any similar relationship, the existence of which is expressly denied by the parties.
Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the
Securities Exchange Act of 1934, as amended.

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13.5 No Waiver.
          Either party’s failure to require the other party to comply with any provision of this Agreement will not be deemed a waiver of the provision or any other provision of this Agreement.
13.6 Assignment.
(a)	Patheon may not assign this Agreement or any of its rights or obligations hereunder without the written consent of PGx, this consent not to be unreasonably withheld. But Patheon may arrange for subcontractors to perform specific testing services arising under this Agreement in accordance with the Quality Agreement.

(b)	Subject to Section 8.2(d), PGx may assign this Agreement or any of its rights or obligations hereunder without approval from Patheon. PGx will give Patheon prior written notice of any assignment and any assignee will covenant in writing with Patheon to be bound by the terms of this Agreement. Any partial assignment will be subject to Patheon’s cost review of the assigned Products and Patheon may terminate this Agreement or any assigned part thereof, on 12 months’ prior written notice to PGx and the assignee if good faith discussions do not lead to agreement on amended Manufacturing Service fees within a reasonable time.

(c)	Despite the foregoing provisions of this Section 13.6, either party may assign this Agreement to any of its Affiliates or to a successor to (by merger, stock sale, or other similar transaction) or purchaser of all or substantially all of its business to which this Agreement relates, but the assignee must execute an agreement with the non-assigning party whereby it agrees to be bound hereunder. Patheon shall ensure that any successor to Patheon’s manufacturing capabilities shall agree in writing to supply Product to PGx under the terms of this Agreement and otherwise to perform Patheon’s obligations under this Agreement.
13.7 Force Majeure.
          Neither party will be liable for the failure to perform its obligations under this Agreement if the failure is caused by an event beyond that party’s reasonable control, including, but not limited to, strikes or other labor disturbances, lockouts, riots, quarantines, communicable disease outbreaks, wars, acts of terrorism, fires, floods, storms, interruption of or delay in transportation, defective equipment, lack of or inability to obtain fuel, power or components, or compliance with any order or regulation of any government entity acting within colour of right (a “Force Majeure Event”). A party claiming a right to excused performance under this Section 13.7 will immediately notify the other party in writing of the extent of its inability to perform, which notice will specify the event beyond its reasonable control that prevents the performance. Neither party will be entitled to rely on a Force Majeure Event to relieve it from an obligation to pay money (including any interest for delayed payment) which would otherwise be due and payable under this Agreement.
13.8 Additional Product.
          Additional products may be added to this Agreement and the additional products will be governed by the general conditions hereof with any special terms (including, without limitation, price) governed by amendments to Schedules A, B, and C as applicable.

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13.9 Notices.
          Any notice, approval, instruction or other written communication required or permitted hereunder will be sufficient if made or given to the other party by personal delivery, by telecopy, facsimile communication, or confirmed receipt email or by sending the same by first class mail, postage prepaid to the respective addresses, telecopy or facsimile numbers or electronic mail addresses set forth below:
If to PGx:
PGxHealth, LLC
c/o Clinical Data, Inc.
One Gateway Center, Suite 702
Newton, Massachusetts 02458
Attn: Chief Legal Officer
Telecopier No.: 617.663.6458
Email address: mlevine@clda.com
If to Patheon:
Patheon Puerto Rico, Inc.
P.O. Box 31199
Manati, PR 00725
Attention: Legal Department
Telecopier No.: 787.258.1794
Email address: Joanna. Bocanegra@patheon.com
With a copy to:
Patheon Inc.
4721 Emperor Boulevard
Research Triangle Park,
NC 27703
Attention: General Counsel
Telecopier No.: 919-474-2269
Email address: Doaa.Fathallah@patheon.com
or to any other addresses, telecopy or facsimile numbers or electronic mail addresses given to the other party in accordance with the terms of this Section 13.9. Notices or written communications made or given by personal delivery, telecopy, facsimile, or electronic mail will be deemed to have been sufficiently made or given when sent (receipt acknowledged), or if mailed, five days after being deposited in the United States, Canada, or European Union mail, postage prepaid or upon receipt, whichever is sooner.
13.10 Severability.
          If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect, that determination will not impair or affect the validity, legality, or enforceability of the remaining provisions hereof, because each provision is separate, severable, and distinct.

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13.11 Entire Agreement.
          This Agreement, together with the Quality Agreement and the Confidentiality Agreement, constitutes the full, complete, final and integrated agreement between the parties relating to the subject matter hereof and supersedes all previous written or oral negotiations, commitments, agreements, transactions, or understandings concerning the subject matter hereof. Notwithstanding the foregoing, those certain terms and conditions with an effective date of September 20, 2006 shall continue in full force and effect with respect to work performed under such terms and conditions. Any modification, amendment, or supplement to this Agreement must be in writing and signed by authorized representatives of both parties. In case of conflict, the prevailing order of documents will be this Agreement, the Quality Agreement, and the Confidentiality Agreement.
13.12 Other Terms.
          No terms, provisions or conditions of any purchase order or other business form or written authorization used by PGx or Patheon will have any effect on the rights, duties, or obligations of the parties under or otherwise modify this Agreement, regardless of any failure of PGx or Patheon to object to the terms, provisions, or conditions unless the document specifically refers to this Agreement and is signed by both parties.
13.13 No Third Party Benefit or Right.
          For greater certainty, nothing in this Agreement will confer or be construed as conferring on any third party any benefit or the right to enforce any express or implied term of this Agreement.
13.14 Execution in Counterparts.
          This Agreement may be executed in two or more counterparts, by original or facsimile signature, each of which will be deemed an original, but all of which together will constitute one and the same instrument.
13.15 Use of PGx Name.
          Patheon will not make any use of PGx’s name, trademarks or logo or any variations thereof, alone or with any other word or words, without the prior written consent of PGx.
13.16 Governing Law.
          This Agreement will be construed and enforced in accordance with the laws of the State of Delaware and the laws of the United States of America applicable therein and subject to the exclusive jurisdiction of the courts thereof. The UN Convention on Contracts for the International Sale of Goods will not apply to this Agreement.

CONFIDENTIAL
          IN WITNESS WHEREOF, the duly authorized representatives of the parties have executed this Agreement as of the date first written above.

PATHEON PUERTO RICO, INC.
By:	/s/ Francisco R. Negron
	Name:	Francisco R. Negron
	Title:	Vice President

PATHEON PHARMACEUTICALS INC.
By:	/s/ Geoff Glass
	Name:	Geoff Glass
	Title:	EVP

PGxHEALTH, LLC By PGxHealth Holding, Inc., its sole Member
By:	/s/ C. Evan Ballantyne
C. Evan Ballantyne
EVP and Chief Financial Officer

PGxHEALTH, LLC By PGxHealth Holding, Inc., its sole Member
By:	/s/ Caesar J. Belbel
Caesar J. Belbel
EVP and Chief Legal Officer

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SCHEDULE A
PRODUCT LIST AND SPECIFICATIONS
Product List

	Tablet Strength
Product #	(Mg)	Presentation/Packaging
1	40	30 ct. Bottle
2	40	90 ct. Bottle
3	40	500 ct. Bottle
4	40	Bulk Packaging
5	20	30 ct. Bottle
6	20	90 ct. Bottle
7	20	500 ct. Bottle
8	20	Bulk Packaging
9	10	30 ct. Bottle
10	10	90 ct. Bottle
11	10	500 ct. Bottle
12	10	Bulk Packaging
Specifications
If the Specifications are subsequently amended, then PGx will give Patheon the revised and originally executed copies of the revised Specifications. Upon acceptance of the revised Specifications, Patheon will give PGx a signed and dated receipt indicating Patheon’s acceptance, not to be unreasonably withheld of the revised Specifications.
[*]
Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the
Securities Exchange Act of 1934, as amended.

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SCHEDULE B
MINIMUM RUN QUANTITY, ANNUAL VOLUME, AND PRICE
[*]
Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the
Securities Exchange Act of 1934, as amended.

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SCHEDULE C
ANNUAL STABILITY TESTING
If requested by PGx, Patheon and PGx will agree in writing on any stability testing to be performed by Patheon on the Products. This agreement will specify the commercial and Product stability protocols applicable to the stability testing and the fees payable by PGx for this testing.

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SCHEDULE D
ACTIVE MATERIALS

Active Materials	Supplier
vilazodone HCl	ScinoPharm Taiwan, Ltd.
API CREDIT VALUE
[*]
MAXIMUM API LIABILITY
Patheon’s liability for API calculated in accordance with Section 2.2 of the Agreement in a Year will not exceed, in the aggregate, the Maximum API Liability set forth below:
     [*]
Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the
Securities Exchange Act of 1934, as amended.

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SCHEDULE E
TECHNICAL DISPUTE RESOLUTION
          Technical Disputes which cannot be resolved by negotiation as provided in Section 12.2 will be resolved in the following manner:
1. Appointment of Expert. Within ten Business Days after a party requests under Section 12.2 that an expert be appointed to resolve a Technical Dispute, the parties will jointly appoint a mutually acceptable expert with experience and expertise in the subject matter of the dispute. If the parties are unable to so agree within the ten Business Day period, or in the event of disclosure of a conflict by an expert under Paragraph 2 hereof which results in the parties not confirming the appointment of the expert, then an expert (willing to act in that capacity hereunder) will be appointed by an experienced arbitrator on the roster of the American Arbitration Association.
2. Conflicts of Interest. Any person appointed as an expert will be entitled to act and continue to act as an expert even if at the time of his appointment or at any time before he gives his determination, he has or may have some interest or duty which conflicts or may conflict with his appointment if before accepting the appointment (or as soon as practicable after he becomes aware of the conflict or potential conflict) he fully discloses the interest or duty and the parties will, after the disclosure, have confirmed his appointment.
3. Not Arbitrator. No expert will be deemed to be an arbitrator and the provisions of the American Arbitration Act or of any other applicable statute (foreign or domestic) and the law relating to arbitration will not apply to the expert or the expert’s determination or the procedure by which the expert reaches his determination under this Schedule E.
4. Procedure. Where an expert is appointed:
(a)	Timing. The expert will be so appointed on condition that (i) he promptly fixes a reasonable time and place for receiving representations, submissions or information from the parties and that he issues the authorizations to the parties and any relevant third party for the proper conduct of his determination and any hearing and (ii) he renders his decision (with full reasons) within 15 Business Days (or another other date as the parties and the expert may agree) after receipt of all information requested by him under Paragraph 4(b) hereof.

(b)	Disclosure of Evidence. The parties undertake one to the other to give to any expert all the evidence and information within their respective possession or control as the expert may reasonably consider necessary for determining the matter before him which they will disclose promptly and in any event within five Business Days of a written request from the relevant expert to do so.

(c)	Advisors. Each party may appoint any counsel, consultants and advisors as it feels appropriate to assist the expert in his determination and so as to present their respective cases so that at all times the parties will co-operate and seek to narrow and limit the issues to be determined.

(d)	Appointment of New Expert. If within the time specified in Paragraph 4(a) above the expert will not have rendered a decision in accordance with his appointment, a new expert may (at the request of either party) be appointed and the appointment of the existing expert will thereupon cease for the purposes of determining the matter at issue

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between the parties save this if the existing expert renders his decision with full reasons prior to the appointment of the new expert, then this decision will have effect and the proposed appointment of the new expert will be withdrawn.

(e)	Final and Binding. The determination of the expert will, except for fraud or manifest error, be final and binding upon the parties.

(f)	Costs. Each party will bear its own costs for any matter referred to an expert hereunder and, in the absence of express provision in the Agreement to the contrary, the costs and expenses of the expert will be shared equally by the parties.
For greater certainty, the release of the Products for sale or distribution under the applicable marketing approval for the Products will not by itself indicate compliance by Patheon with its obligations for the Manufacturing Services and further that nothing in this Agreement (including this Schedule E) will remove or limit the authority of the relevant qualified person (as specified by the Quality Agreement) to determine whether the Products are to be released for sale or distribution.

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SCHEDULE F
COMMERCIAL QUALITY AGREEMENT
[*]
Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the
Securities Exchange Act of 1934, as amended.

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SCHEDULE G
[Reserved]

SCHEDULE H
QUARTERLY ACTIVE MATERIALS INVENTORY REPORT

TO:	PGxHEALTH, LLC

FROM:	PATHEON PUERTO RICO, INC.

RE:	Active Materials (“API”) quarterly inventory report under Section 2.2(a) of the Manufacturing Services Agreement dated • (the “Agreement”)

Reporting quarter:

API on hand at beginning of quarter:	kg	(A)

API on hand at end of quarter:	kg	(B)

Quantity Received during quarter:	kg	(C)

Quantity Dispensed[1] during quarter: (A + C – B)	kg

Quantity Converted during quarter:	kg
(total API in Products produced and not rejected, recalled or returned)
Capitalized terms used in this report have the meanings given to the terms in the Agreement.

PATHEON PUERTO RICO, INC.	DATE:

Per:
        Name:
        Title:

Excludes any (i) Active Materials this must be retained by Patheon as samples, (ii) Active Materials contained in Product this must be retained as samples, (iii) Active Materials used in testing (if applicable), and (iv) Active Materials received or consumed in technical transfer activities or development activities, including, without limitation, any regulatory, stability, validation, or test batches manufactured during the month.

SCHEDULE I
REPORT OF ANNUAL ACTIVE MATERIALS INVENTORY RECONCILIATION AND CALCULATION
OF ACTUAL ANNUAL YIELD

TO:	PGxHEALTH, LLC

FROM:	PATHEON PUERTO RICO, INC.

RE:	API annual inventory reconciliation report and calculation of Actual Annual Yield under Section 2.2(a) of the Manufacturing Services Agreement dated • (the “Agreement”)

[*]

[*]		kg	(A	)

[*]		kg	(B	)

[*]		kg	(C	)

[*]		kg	(D	)

[*]		kg	(E	)

[*]	$	/ kg	(F	)

[*]		%	(G	)

[*]		%	(H	)

[*]	$		(I	)
(if a negative number, insert zero)

[*].
Capitalized terms used in this report have the meanings given to the terms in the Agreement.
DATE:
PATHEON PUERTO RICO, INC.
Per:
        Name:
        Title:
Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule  24b-2 of the
Securities Exchange Act of 1934, as amended.